Exhibit 99.1

                                                      COMPANY CONTACT:

                                                      Rhonda F. Rhyne, President
                                                      rrhyne@cardiodynamics.com
                                                      800-778-4825, Ext. 1013

                   CARDIODYNAMICS INCREASES SALES FORCE BY 25%

SAN DIEGO--December 12, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today announced that it has increased sales personnel by 25% to further enhance the steadily increasing sales the Company has seen throughout the year.

The Company announced it had an average of 49 direct, non-managing sales personnel, including 31 capital sales representatives and 18 clinical sensor sales representatives in its fourth fiscal quarter, which ended November 30, 2006. The Company reported that it had recently increased non-managing sales headcount by 12 sales personnel, or 25%, for a total of 61 direct selling representatives.

"We were very pleased to see the steady progression in sales throughout 2006, and were especially encouraged to see solid sales results from the representatives we had hired in early to mid-2006," stated CardioDynamics' Chief Executive Officer, Michael K. Perry. "To drive continued sales growth in 2007, we decided it would be prudent to aggressively add headcount as early in our fiscal year as possible. We now have increased sales capacity to efficiently grow our top line and have taken actions to streamline our overall organization, which should lead to improved operating results. We feel we have worked through the challenges associated with the Medicare policy decision, incorporated strategies with our current and prospective customers to more effectively integrate the BioZ testing procedure, and are well positioned for 2007."

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Perry concluded, "Our priorities for 2007 are to deliver improved revenue performance, margins and customer satisfaction through the actions we have taken over the past year and one-half. We will continue to make strategic investments in our organization to help drive ICG to become a cardiovascular standard of care."

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for historical and factual information contained herein, this press release contains forward-looking statements including anticipated improved operating results, revenue performance, margins and customer satisfaction, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.